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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between EXPRESSJET HOLDINGS, INC., a Delaware corporation ("Company"), and JAMES B. REAM ("Executive"), and is joined in solely for the purposes specified in Section
6.14 by CONTINENTAL AIRLINES, INC., a Delaware corporation ("Continental").

                                   WITNESSETH:

     WHEREAS, Continental and Executive are parties to that certain Employment Agreement dated as of July 25, 2000 (the "Existing Agreement"); and

     WHEREAS, Continental and Executive are parties to certain other agreements (collectively, the "Prior Agreements") pursuant to, and/or Executive is otherwise participating under one or more of, the Continental Airlines, Inc. Incentive Plan 2000, the Continental Airlines, Inc. 1998 Stock Incentive Plan, the Continental Airlines, Inc. 1997 Stock Incentive Plan, the Continental Airlines, Inc. 1994 Incentive Equity Plan, the Continental Airlines, Inc. Officer Retention and Incentive Award Program, the Continental Airlines, Inc. Executive Bonus Performance Award Program, the Continental Airlines, Inc. Long Term Incentive Performance Award Program, and the Continental Airlines, Inc. Deferred Compensation Plan (collectively, as amended, the "Continental Plans"); and

     WHEREAS, Continental and Company are contemplating an initial public offering of Company's Class A common stock (the "Initial Public Offering") and a subsequent distribution by Continental to its stockholders of the shares of Company's common stock owned by Continental as set forth in that certain Initial Public Offering and Distribution Agreement by and between Continental and Company dated as of ___________________, 2001 (the "IPO Agreement"); and

     WHEREAS, the Board of Directors of Company (the "Board of Directors"), and the Human Resources Committee of the Board of Directors of Continental, deem it advisable and in the best interests of Company, Continental and their respective stockholders to assure management continuity for Company and, consistent therewith, have authorized the execution, delivery and performance by Company and Continental of this Agreement; and

     WHEREAS, in connection therewith, the parties desire to enter into this Agreement to, effective as of the Effective Date (as defined below) and subject to the consummation of the Initial Public Offering, (i) replace and supersede the Existing Agreement in its entirety, (ii) modify and, in some cases revoke, the Prior Agreements, and (iii) set forth their agreements with respect to other aspects of Executive's participation in the Continental Plans;

     NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company, Continental (solely as specified in Section 6.14) and Executive agree as follows:

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                        ARTICLE I: EMPLOYMENT AND DUTIES

     1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall mean the date of the consummation of the Initial Public Offering.

     1.2 POSITION. From and after the Effective Date, Executive shall be employed in the position of President and Chief Executive Officer of Company and Company's wholly owned subsidiary ExpressJet Airlines, Inc. ("ExpressJet"), or Company shall employ, or cause a subsidiary of Company to employ, Executive in such other position or positions as the parties may mutually agree.

     1.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of Company or ExpressJet, as applicable, in effect on the Effective Date, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

                 ARTICLE II: TERM AND TERMINATION OF EMPLOYMENT

     2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a three-year period beginning on the Effective Date. Said term of employment shall be extended automatically for an additional successive three-year period as of the third anniversary of the Effective Date and as of the last day of each successive three-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such three-year term of employment, Company or Executive shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the three year term of employment during which such notice is given.

     2.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors or the Human Resources Committee of the Board of Directors of Company (the "HR Committee"), shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

          (i) upon Executive's death;

          (ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

          (iii) for cause, which for purposes of this Agreement shall mean Executive's gross negligence or willful misconduct in the performance of, or Executive's abuse of

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     alcohol or drugs rendering him unable to perform, the material duties and services required of him pursuant to this Agreement;

          (iv) for Executive's material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

          (v) for any other reason whatsoever, in the sole discretion of the Board of Directors or the HR Committee.

     2.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

          (i) the assignment to Executive by the Board of Directors or HR Committee or by the Board of Directors of ExpressJet of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date;

          (ii) a material diminution in nature or scope of Executive's authority, responsibilities, or title from those applicable to him as of the Effective Date;

          (iii) the occurrence of material acts or conduct on the part of Company or ExpressJet or their respective officers or representatives which prevent Executive from performing his duties and responsibilities pursuant to this Agreement;

          (iv) Company or ExpressJet requiring Executive to be permanently based anywhere outside a major urban center in Texas;

          (v) the taking of any action by Company or ExpressJet that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

          (vi) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company; or

          (vii) for any other reason whatsoever, in the sole discretion of Executive.

     2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

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                     ARTICLE III: COMPENSATION AND BENEFITS

     3.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $400,000.00 or
(ii) such amount as Company and Executive mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

     3.2 BONUS PROGRAMS. The provisions of paragraphs 3.9 and 3.10 shall govern Executive's right to bonuses for the calendar year ending on December 31, 2001; provided, however, that in addition to any amounts payable to Executive under such paragraphs, Company shall pay Executive an additional bonus for such calendar year (the "2001 Supplemental Bonus") in an amount equal to $488,000.00 (which amount shall be paid to Executive as soon as administratively feasible after the last day of such year). Executive shall participate in each cash bonus program maintained by Company or ExpressJet on and after January 1, 2002 at a level which is not less than the maximum participation level made available to any other executive of Company (determined without regard to period of service or other criteria that might otherwise be necessary to entitle Executive to such level of participation). Without limiting the scope of the preceding sentence, Company or ExpressJet shall establish a management bonus program (the "Management Bonus Program") for the fiscal year beginning on January 1, 2002, subject to terms and conditions to be determined in the sole discretion of the Board of Directors or HR Committee.

     3.3 VACATION AND SICK LEAVE. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

     3.4 OTHER PERQUISITES. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

          (i) BUSINESS AND ENTERTAINMENT EXPENSES. Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel.

          (ii) PARKING. Company shall provide at no expense to Executive a parking place convenient to Executive's office and a parking place at George Bush Intercontinental Airport in Houston, Texas.

          (iii) OTHER COMPANY BENEFITS. Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of Company or

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     ExpressJet. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental or ExpressJet flights, flight privileges and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Privileges (as defined below) without his prior written consent.

     3.5 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.

          (i) Assumption of Obligations. In lieu of the supplemental retirement plan provisions in the Existing Agreement, Company shall provide the following benefits set forth in this paragraph 3.5.

          (ii) Base Benefit Value. Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the "Plan"). The value of the base retirement benefit under the Plan (the "Base Benefit Value") shall be the actuarial equivalent single lump sum value, as of the Payment Date (as defined below), of an annual straight life annuity beginning on the first day of the month following the date Executive would attain age 60 in an amount equal to the product of (a) 2.5% times (b) the number of Executive's credited years of service (as defined below) under the Plan (but not in excess of 24 years) times (c) the Executive's final average compensation (as defined below). Executive shall be vested immediately with respect to benefits due under the Plan.

               (1) For purposes hereof, Executive's credited years of service under the Plan shall be equal to the sum of (A) the number of Executive's years of benefit service with Continental or Company, calculated as set forth in the Continental Retirement Plan (the "CARP") beginning at January 1, 2000 and ending on the earlier of (I) the one year anniversary of the Effective Date, or (II) the date that Continental distributes some or all of its shares of common stock of Company to Continental shareholders (the "Distribution Date") (the earlier of such dates referred to herein as the "Payment Date"), and
          (B) an additional one year of service for each one year of service credited to Executive pursuant to clause (A) of this sentence for the period beginning on January 1, 2000 and ending on the Payment Date. For purposes of the calculation under the Plan referred to in clause
          (A) of the preceding sentence, service with Company shall be treated as service with Continental under the CARP.

               (2) For purposes hereof, Executive's final average compensation shall be equal to the greater of (A) $315,000.00 or (B) the average of the five highest annual cash compensation amounts (or, if Executive has been employed for less than five years by Company and by Continental, the average over the full years employed by Company and by Continental) paid to Executive by Company and/or Continental during the consecutive ten calendar years immediately preceding the

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          earlier of Executive's termination of employment or the Payment Date.
          For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of Company or Continental, provided however, that no amount deferred under any such plan shall receive duplicate credit for these purposes), but shall exclude (A) any cash bonus paid on or prior to March 31, 1995, (B) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Continental and Executive dated as of April 14, 1998, (C) any Termination Payment paid to Executive under this Agreement, (D) any payments received by Executive under Continental's Officer Retention and Incentive Award Program, (E) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Continental or Company, (F) any cash bonus paid under a long term incentive plan or program adopted by Continental or Company, and (G) the 2001 Supplemental Bonus.

          (iii) Offset for CARP Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit Value shall be reduced by the actuarial equivalent single lump sum value, as of the Payment Date, of the pension benefit, if any, paid or payable to Executive from the CARP. In making such reduction, the Base Benefit Value and the benefit paid or payable under the CARP shall be determined under the provisions of each plan as if payable in the form of an annual straight life annuity beginning on the first day of the month following the date Executive would attain age
     60. The benefit payable under this Plan (the "Plan Benefit") shall be equal to the Base Benefit Value as reduced pursuant to this paragraph 3.5(iii).

          (iv) Benefit Payments. The Plan Benefit shall be paid by Company to Executive in one lump sum as soon as administratively feasible following the Payment Date. Continental shall have no liability with respect to the payment of the Plan Benefit.

          (v) Death Benefits. Except as provided in this paragraph 3.5(v), no benefits shall be paid under the Plan if Executive dies prior to the Payment Date. In the event of Executive's death prior to the Payment Date, Executive's surviving spouse, if Executive is married on the date of Executive's death, shall receive from Company a lump sum payment as soon as administratively feasible following the Payment Date. The amount of such lump sum shall be equal to 50% of the Plan Benefit.

          (vi) Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of Company that the Plan be unfunded for purposes of the Internal Revenue Code of 1986, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by Company to make a benefit payment in the future. Plan benefits hereunder provided are paid out of Company's general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company for the payment of benefits under the Plan.

          (vii) Actuarial Equivalent. For purposes of the Plan, the terms "actuarial equivalent" or "actuarially equivalent" when used with respect to a specified benefit shall

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     mean the amount of benefit of the referenced different type or payable at the referenced time that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive's death, to his spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining benefits payable under the CARP. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Continental to service the CARP, or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive's spouse.

          (viii) Medicare Payroll Taxes. Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan.

     3.6 PARTICIPATION IN CONTINENTAL AIRLINES, INC. DEFERRED COMPENSATION PLAN. Notwithstanding any prior agreement to the contrary and notwithstanding the express provisions of the Continental Airlines, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), (a) Executive's participation in the Deferred Compensation Plan shall cease effective as of the earlier of Executive's termination of employment with Company or the day immediately preceding the Distribution Date, (b) Executive (or, in the event Executive's employment is terminated by death, the Executive's designated beneficiary under the Deferred Compensation Plan) shall be entitled to a benefit equal in value to the balance in Executive's "Account" as of the next following "Valuation Date" (as such terms are defined in the Deferred Compensation Plan), plus such additional amount that, in the sole discretion of Company, is sufficient to compensate Executive for any additional federal income tax due solely because the distribution of such benefit pursuant to clause (c) of this sentence causes Executive to be taxed at a higher marginal federal income tax rate than would otherwise have applied to Executive upon his termination of employment with Company, and (c) such benefit shall be paid as soon as administratively feasible after such Valuation Date in a single lump sum payment. Such payment shall be made by Company or ExpressJet to the extent, if any, that the subtrust established in connection with ExpressJet's participation in the Deferred Compensation Plan does not have sufficient funds to make such full payment. Continental shall have no liability with respect to such payment. Executive hereby waives all rights (including, but not limited to, the right to notice of cessation of participation pursuant to Section 2.2 of such plan) under the Deferred Compensation Plan or any other agreement that would be contrary to the preceding provisions of this paragraph 3.6.

     3.7 CONTINENTAL STOCK OPTIONS. Executive acknowledges and agrees that the impact of Continental's distribution of some or all of its shares of common stock of Company to Continental's stockholders on Executive's options to purchase common stock of Continental will be addressed in the initial stock option grant to Executive under Company's 2001 Stock Incentive Plan. Executive agrees that the provisions in the agreement between Executive and Company evidencing such initial stock option grant that relate to Executive's options to purchase common stock of Continental shall be for the benefit of Continental and shall be fully and directly enforceable by Continental.

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     3.8 CONTINENTAL AIRLINES, INC. OFFICER RETENTION AND INCENTIVE AWARD
PROGRAM. Notwithstanding any provision of the Continental Airlines, Inc. Officer Retention and Incentive Award Program (the "Retention Program"), any award notice thereunder, award agreement or any other prior agreement between Continental and Executive, plan document or any other document to the contrary, Executive and Continental acknowledge and agree that (a) Executive shall be considered for all purposes of the Retention Program to have incurred a "Termination of Service" (as such term is defined in the Retention Program) as of January 1, 2002, by reason of Executive's voluntary termination of his employment and (b) Executive shall not be considered as either an "Eligible Employee" or an "Officer" (as such terms are defined in the Retention Program) from and after January 1, 2002; provided, however, that in the event Executive experiences a Termination of Service on or before December 31, 2001, the terms of the Retention Program and any award notices issued to Executive thereunder shall control. Executive hereby waives any and all rights to notices with respect to the foregoing matters in connection with the Retention Program. Continental shall retain liability for payments to Executive with respect to his awards under the Retention Program, and Company and ExpressJet shall have no liability with respect to such payments.

     3.9 CONTINENTAL AIRLINES, INC. EXECUTIVE BONUS PERFORMANCE AWARD PROGRAM. Executive shall continue to participate in the Continental Airlines, Inc. Executive Bonus Performance Award Program (the "Turbo Program") through December 31, 2001, at which time Executive's participation in such program shall terminate as though Executive experienced a termination of employment as of such time. Notwithstanding the foregoing, in the event Executive experiences a termination of employment on or before December 31, 2001, the terms of the Turbo Program shall control. Company shall be liable for any amounts owed to Executive under the Turbo Program, and Continental shall have no liability with respect to such amounts. Executive waives any and all rights to notices or any other actions necessary to terminate Executive's participation under the Turbo Program in accordance with the foregoing provisions of this paragraph 3.9.

     3.10 CONTINENTAL AIRLINES, INC. LONG TERM INCENTIVE PERFORMANCE AWARD PROGRAM. Notwithstanding any provision in the Continental Airlines, Inc. Long Term Incentive Performance Award Program (the "LTIP") or any award notice issued thereunder to the contrary, (a) as of January 1, 2002, Executive shall cease participation in the LTIP, (b) Executive shall receive a payment in accordance with the terms of the LTIP with respect to each award under the LTIP for which the "Performance Period" (as such term is defined in the LTIP) ends on December 31, 2001, and (c) Executive shall forfeit and receive no payments with respect to awards under the LTIP for which the Performance Period has not ended on or before December 31, 2001; provided, however, that in the event Executive experiences a termination of employment on or before December 31, 2001, the terms of the LTIP and any award notice issued to Executive thereunder shall control. Company shall be liable for any amounts owed to Executive under this paragraph 3.10, and Continental shall have no liability with respect to such amounts. Executive hereby waives any and all rights to notices or any other actions necessary to terminate Executive's rights and participation under the LTIP in accordance with the foregoing provisions of this paragraph 3.10.

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                ARTICLE IV: EFFECT OF TERMINATION ON COMPENSATION

     4.1 BY EXPIRATION. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that (A) the benefits described in paragraph 3.5 (if not yet paid) shall continue to be payable, Executive shall be provided Flight Privileges (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, Executive and his eligible dependents shall be provided Continuation Coverage (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, (B) if such termination shall result from Company's delivery of the written notice described in paragraph 2.1, then Company shall (i) cause all options and shares of restricted stock awarded to Executive by Company to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination (but in no event longer than the maximum terms of such options), (ii) pay Executive on or before the effective date of such termination a lump-sum cash payment in an amount equal to the Termination Payment, (iii) provide Executive with Outplacement Services (as such term is defined in paragraph 4.7), and (iv) pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination provided by, and in accordance with the terms of, such plan, policy or program, and (C) if such termination shall result from Company's delivery of the written notice described in paragraph 2.1 prior to the Distribution Date, then, in addition to the benefits described in clause
(B) above, Continental shall cause all options and shares of restricted stock awarded to Executive by Continental to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination (but in no event longer than the maximum terms of such options).

     4.2 BY COMPANY. If Executive's employment hereunder is terminated by Company prior to the expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except the benefits described in paragraph
3.5 (if not yet paid) shall continue to be payable. Executive and his eligible dependents shall be provided Continuation Coverage for the remainder of Executive's lifetime, and

          (i) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii) or (iv), then Company shall provide Executive with the payments and benefits described in clauses (i) through (iv) of paragraph 4.1(B), Executive shall be provided Flight Privileges (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, and, if such termination shall occur prior to the Distribution Date, then Continental shall provide Executive with the benefits described in paragraph 4.1(C); and

          (ii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall (1) cause all options and shares of restricted stock awarded to Executive by Company to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days (or such longer period as provided for under the circumstances in applicable option awards) after such termination (but in no event longer than the maximum terms of such options), and (2) if such termination shall be for a

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     reason encompassed by paragraph 2.2(ii), provide Flight Privileges (as such term is defined in paragraph 4.7) to Executive for the remainder of Executive's lifetime. In addition, if such termination shall occur prior to the Distribution Date for a reason encompassed by paragraphs 2.2(i) or
     (ii), then Continental shall cause all options and shares of restricted stock awarded to Executive by Continental to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination (but in no event longer than the maximum terms of such options).

     4.3 BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of employment, except that Executive shall be provided Flight Privileges (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, Executive and his eligible dependents shall be provided Continuation Coverage for the remainder of Executive's lifetime, the benefits described in paragraph 3.5 (if not yet paid) shall continue to be payable, if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or (vi), then Company shall provide Executive with payments and benefits described in clauses (i) through (iv) of paragraph 4.1(B), and if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or
(vi) prior to the Distribution Date, then Continental shall provide Executive with the benefits described in paragraph 4.1(C).

     4.4 CERTAIN ADDITIONAL PAYMENTS BY COMPANY. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax

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basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     4.5 PAYMENT OBLIGATIONS ABSOLUTE. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article IV shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article IV, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Article IV.

     4.6 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree (for themselves and for the express and directly enforceable benefit of Continental and Company's affiliates) that the payments and benefits, if any, to be received by Executive pursuant to this Article IV shall be received by Executive as liquidated damages. Payment of the Termination Payment pursuant to paragraphs 4.1, 4.2 or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company, Continental or their respective affiliates.

     4.7 CERTAIN DEFINITIONS AND ADDITIONAL TERMS. As used herein, the following capitalized terms shall have the meanings assigned below:

          (i) "Annualized Compensation" shall mean an amount equal to the sum of
     (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment hereunder and
     (2) an amount equal to 125% of the amount described in the foregoing clause
     (1);

          (ii) "Change in Control" shall have the meaning assigned to such term in Company's 2001 Stock Incentive Plan as in effect on the Effective Date; provided, however, that during the period beginning on the Effective Date and ending on the Distribution Date, a "Change in Control" shall also include a "Change in Control" as defined in Continental's Incentive Plan 2000 as in effect on May 15, 2001;

          (iii) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under the welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that the coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive, and provided further that the coverage to Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying Company thereof;

          (iv) "Flight Privileges" shall mean flight privileges on each airline operated by Company, Continental or any of their respective affiliates or any successor or successors thereto (the "System"), consisting of the highest priority space available flight passes for Executive and Executive's eligible family members (as such eligibility was in effect on May 18, 1999), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to Company, Continental, ExpressJet or any successor or successors thereto (a "Similar Card")) in Executive's name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight privileges described below) of flights (in any fare class) on the System for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive's and Executive's spouse's names for use on the System, a membership for Executive and Executive's spouse in Continental's Presidents Club (or any successor program maintained in the System), and payment by Company to Executive of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight privileges extended to Executive as a result of Executive's service as an executive of Company;

          (v) "Outplacement Services" shall mean outplacement services, at Company's cost and for a period of twelve months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or HR Committee (with such approval not to be unreasonably withheld);

          (vi) Severance Period" shall mean:

               (1) in the case of a termination of Executive's employment with Company that occurs within two years after the date upon which a Change in Control occurs, a period commencing on the date of such termination and continuing for thirty-six months; or

               (2) in the case of a termination of Executive's employment with Company that occurs prior to a Change in Control or after the date which is two years after a Change in Control occurs, a period commencing on the date of such termination and continuing for twenty-four months; and

          (vii) "Termination Payment" shall mean an amount equal to Executive's Annualized Compensation multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is twelve.

     As used for purposes of Flight Privileges, with respect to any year, "Annual Travel Limit" shall mean an amount (initially $50,000), which amount has been and shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be Continental's average fare per revenue passenger for its jet operations (excluding regional jets) with respect to the applicable year as reported in its Annual Report on Form 10-K (or, if not so reported, as determined by Continental's independent auditors) (the "Average Fare") for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of May 18, 1999), so as to preserve the benefit of $50,000 annually (adjusted in accordance with clauses (i) and (ii) above) of flights relative to the valuations resulting from the valuation methodology used by Continental as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of May 18, 1999, then the Annual Travel Limit would be increased by 15% to $57,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, Continental shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.

     As used for purposes of Flight Privileges, with respect to any year, the term "Annual Gross Up Limit" shall mean an amount (initially $10,000), which amount has been and shall be adjusted (i) annually (beginning with the year
2000) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by

Continental as of May 18, 1999), so as to preserve the benefit of $10,000 annually (adjusted in accordance with clauses (i) and (ii) above) of tax gross up relative to the valuations resulting from the valuation methodology used by Continental as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of May 18, 1999, then the Annual Gross Up Limit would be increased by 15% to $11,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, Continental shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

     As used for purposes of Flight Privileges, a year may consist of twelve consecutive months other than a calendar year, it being Continental's practice as of May 18, 1999 for purposes of Flight Privileges for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 1998 to November 30, 1999 is considered the year 1999 for purposes of Flight Privileges); provided that all calculations for purposes of clause (i) in the prior two paragraphs shall be with respect to fiscal years of Continental.

     As used for purposes of Flight Privileges, the term "affiliates" (a) when used with respect to Company, means any entity controlled by, controlling, or under common control with Company, and (b) when used with respect to Continental, means any entity controlled by, controlling, or under common control with Continental. For these purposes control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

     No tickets issued on the System in connection with the Flight Privileges may be purchased other than directly from Company, Continental, ExpressJet or their respective successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse Company, ExpressJet or Continental, as appropriate, for all charges on his UATP card (or Similar Card) which are not for flights on the System and which are not otherwise reimbursable to Executive under the provisions of paragraph 3.4(i) hereof, or which are for tickets in excess of the applicable Annual Travel Limit. Executive agrees that the credit availability under Executive's UATP card (or Similar Card) may be suspended if Executive does not timely reimburse Company, ExpressJet or Continental, as appropriate, as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon Company's, ExpressJet's or Continental's, as appropriate, receipt of Executive's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive's UATP card (or Similar
Card) will be restored.

     The sole cost to Executive of flights on the System pursuant to use of Executive's Flight Privileges will be the imputed income with respect to flights on the System charged on Executive's UATP card (or Similar Card), calculated throughout the term of Executive's Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive as required by applicable law. With respect to any period for which Company is obligated to provide the tax gross up described above, Executive will provide to Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Executive.

     Executive will be issued a UATP card (or Similar Card), Platinum Elite OnePass Cards (or similar highest category frequent flyer cards) in Executive's and Executive's spouse's names, a membership card in Continental's Presidents Club (or any successor program maintained in the System) for Executive and Executive's spouse, and an appropriate flight pass identification card, each valid at all times during the term of Executive's Flight Privileges.

                      ARTICLE V: NONCOMPETITION OBLIGATIONS

     5.1 IN GENERAL. As part of the consideration for the compensation to be paid under this Agreement, to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business opportunities of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the relationships with customers of Company and its affiliates that have been and will in the future be developed in Executive, the special training and knowledge relevant to Executive's employment responsibilities and duties, or the business goodwill of Company and its affiliates that has been and will in the future be developed in Executive, and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-competition obligations set forth in this Agreement. Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:

         (a) engage in any Competitive Business (as defined below);

         (b) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any Competitive Business with respect to such Competitive Business; or

         (c) induce any employee of Company or any affiliate of Company to terminate his or her employment with Company or such affiliate, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

For purposes of this paragraph 5.1, the term "Competitive Business" shall mean the business of owning, acquiring, establishing, operating, and maintaining a regional airline in the United States. Notwithstanding the foregoing, the noncompetition obligations set forth in this paragraph shall not be considered violated if Executive becomes an employee, consultant, advisor, or member of the board of directors of a major, mainline airline; provided however, that, if such airline also engages in a Competitive Business, then this exception shall apply only if Executive's primary duties, and the principal portion of Executive's working time, are related to the business of such airline other than the Competitive Business.

     5.2 DURATION OF NONCOMPETITION OBLIGATIONS. The noncompetition obligations set forth in paragraph 5.1 shall extend until the second anniversary of the date of Executive's termination of employment with Company for any reason whatsoever; provided, however, that in the event Executive is entitled to a Termination Payment and the amount thereof is determined by reference to a Severance Period of 36 months, then the noncompetition obligations set forth in paragraph 5.1 shall extend until the third anniversary of the date of Executive's termination of employment with Company.

     5.3 REFORMATION. Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article V would cause irreparable injury to Company. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses anywhere in the United States during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

     5.4 ENFORCEMENT AND REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Executive, and Company shall be entitled to enforce the provisions of this Article V by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive's agents involved in such breach.

                            ARTICLE VI: MISCELLANEOUS

     6.1 INTEREST AND INDEMNIFICATION. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by The Chase Manhattan Bank (or any successor thereto) at its principal office in New York, New York (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorney's fees and disbursements incurred in such litigation and hereby agrees
(i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

     6.2 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     IF TO COMPANY TO:       ExpressJet Holdings, Inc.
                             1600 Smith Street, Dept. HQSCE
                             Houston, Texas  77002
                             Attention: Chief Financial Officer

     IF TO CONTINENTAL TO:   Continental Airlines, Inc.
                             1600 Smith Street, Dept. HQSLG
                             Houston, Texas 77002
                             Attention: General Counsel

     IF TO EXECUTIVE TO:     James B. Ream
                             83 Northgate Drive
                             The Woodlands, TX 77380

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     6.3 APPLICABLE LAW. THIS CONTRACT IS ENTERED INTO UNDER, AND SHALL BE GOVERNED FOR ALL PURPOSES BY, THE LAWS OF THE STATE OF TEXAS.

     6.4 NO WAIVER. No failure by either party hereto at any time to give notice to any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     6.5 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     6.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     6.7 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company and Continental may withhold from any benefits and payment made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's or Continental's employees generally.

     6.8 HEADINGS; AFFILIATES. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. Except as otherwise provided herein, for purposes of this Agreement, the term "affiliate," as applied to an entity (the "First Entity"), means an entity who directly, or indirectly through one or more intermediaries, is controlled by, is controlling, or is under common control with the First Entity.

     6.9 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     6.10 SUCCESSORS. This Agreement shall be binding (in the case of Continental, solely as provided in Section 6.14 hereof) upon and inure to the benefit of Company, Continental and their respective successors, and in each case successor shall include, without limitation, any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company or Continental (as applicable) by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other parties.

     6.11 TERM. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

     6.12 ENTIRE AGREEMENT. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.4(iii) and any awards under Company's stock incentive plans, the Management Bonus Program or similar plans or programs adopted by Company or ExpressJet after the Effective Date and (ii) separate agreements governing Executive's flight privileges relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Effective as of the Effective Date, the Existing

Agreement is hereby terminated and without any further force or effect, each Prior Agreement is modified and/or revoked as set forth herein, and Executive's rights under the Continental Plans are modified as provided herein. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. Notwithstanding any provision in this Agreement to the contrary, if the consummation of the Initial Public Offering does not occur on or before December 31, 2001, then this Agreement shall be void ab initio.

     6.13 DEEMED RESIGNATIONS Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

     6.14 JOINDER. Continental is a party to this Agreement solely with respect to (a) the provisions of paragraphs 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, and 6.7, (b)
the provisions of paragraphs 4.1, 4.2, and 4.3 that relate to options and shares of restricted stock awarded to Executive by Continental, and (c) the Flight Privileges as set forth in Article IV and as provided in paragraph 3.4(iii). In addition, any provision of this Agreement that is for the benefit of or otherwise relates to Continental shall be directly enforceable by Continental.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of ___________, 2001, to be effective as of the Effective Date.

                                       EXPRESSJET HOLDINGS, INC.

                                       By:
                                           -------------------------------------
                                           Frederick S. Cromer
                                           Vice President and
                                           Chief Financial Officer

                                       "EXECUTIVE"


                                       -----------------------------------------
                                                     James B. Ream

                                       CONTINENTAL AIRLINES, INC.


                                       By:
                                           -------------------------------------
                                           Michael H. Campbell
                                           Senior Vice President - Human
                                           Resources and Labor Relations